Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of Petros Pharmaceuticals, Inc. on Form S-1 (No.’s 333-261618 and 333-261043), Form S-3 (No. 333-273935) and Form S-8 (No.’s 333-268961 and 333-252339) of our report dated April 1, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Petros Pharmaceuticals, Inc. as of and for the year ended December 31, 2023, which report is included in this Annual Report on Form 10-K of Petros Pharmaceuticals, Inc. for the year ended December 31, 2023.

/s/ Marcum LLP

Marcum LLP

East Hanover, New Jersey

April 1, 2024